Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-130487, 333-110194, and 333-17295) of Electro Rent Corporation of our report dated June 14, 2010, relating to the consolidated financial statements of Telogy, LLC, which appears in this Form 8-K/A of Electro Rent Corporation.

/s/ BDO Seidman, LLP
San Jose, California
June 14, 2010